 McMoRan Exploration Co. Updates Gulf of Mexico Exploration and Development Activities

NEW ORLEANS, LA, February 26, 2003 – McMoRan Exploration Co. (NYSE:MMR) reported today that exploratory drilling commenced at the Louisiana State Lease 340 (“Mound Point Offset” prospect) well on February 11, 2003. The well has a planned total depth of 18,700 feet and is currently drilling at 6,000 feet.  The Mound Point Offset well is located within approximately one mile of an exploratory well that McMoRan drilled during 2001 and flow tested in early 2002.  That well flowed at various rates from 10 to 20 million cubic feet per day before mechanical problems required it to be shut-in and temporarily abandoned.  The Mound Point prospect is situated in an area where McMoRan controls approximately 80,000 acres in an exploration program and is located in ten feet of water six miles northeast of JB Mountain.  Existing production facilities located in the immediate area of these prospects could accommodate production from these prospects.

Completion of the South Marsh Island Block 223 (“JB Mountain” prospect) exploratory well is progressing with initial production expected from the well in the second quarter of 2003.  The well was drilled to a measured depth of approximately 22,000 feet and was evaluated with wireline logs and formation tests which have indicated significant intervals of hydrocarbon pay.  Initial production from this well is expected in the second quarter of 2003.  Plans for a second JB Mountain well are currently being developed.

The South Marsh Island Block 207 (“Lighthouse Point–Deep” prospect) exploratory well was drilled to a measured depth of 17,874 feet.  Evaluation of the drilling results determined that the well did not contain commercial quantities of hydrocarbons.  As a result, the well is being plugged and abandoned.  Results of the well are being reviewed to determine if future drilling in the area is warranted.

The JB Mountain, Lighthouse Point-Deep and Mound Point deep-gas prospects are located in water depths of 10-feet in an area where McMoRan is a participant in an exploration program that controls an approximate 80,000-acre exploratory position including portions of OCS lease 310 and portions of the adjoining Louisiana State Lease 340.  The program currently holds a 30.4 percent working interest in the Mound Point prospect and a 21.6 percent net revenue interest.  The program currently holds a 55 percent working interest in the JB Mountain prospect and a 38.8 percent net revenue interest.  As previously reported, under terms of the program, the operator is funding all of the costs attributable to McMoRan’s interests in four prospects, including the JB Mountain, Lighthouse Point-Deep and Mound Point prospects, and will own all of the program’s interests until the program’s aggregate production from the four prospects totals 100 billion cubic feet of gas equivalent, at which point 50 percent of the program’s interests would revert to McMoRan.

McMoRan also announced today that three development wells have been successfully recompleted at Vermilion 160 "AJ".  These wells are currently producing at a total gross daily rate of 9.2 million cubic feet of natural gas per day and 320 barrels of condensate per day.  McMoRan’s net share of production totals 3.3 million cubic feet of natural gas per day and 115 barrels of condensate per day. McMoRan has a 41.8 percent working interest and a 35.8 percent net revenue interest in the Vermilion 160 field which is located in 100 feet of water, 42 miles offshore of Louisiana.

On December 22, 2002, drilling commenced on an exploratory well at Garden Banks Block 228 (“Cyprus” prospect) in a water depth of 800 feet.  The Cyprus well was drilled to a total measured depth of approximately 16,900 feet.  Evaluation of the drilling results determined that the well did not contain commercial hydrocarbons.  As a result, the well is being plugged and abandoned.   McMoRan previously had farmed out a portion of its working interest to a partner who agreed to pay a portion of McMoRan’s costs to drill the well to casing point.  As required under accounting rules, McMoRan will revise its previously reported 2002 fourth-quarter results to charge its share of the drilling costs associated with the well incurred through year-end 2002, approximately $0.1 million, to exploration expense.  The costs incurred subsequent to year-end 2002, approximately $0.8 million, will be charged against earnings in the first quarter of 2003.

McMoRan’s current exploration acreage position consists of approximately 400,000 gross acres, including approximately 100,000 gross acres in the program.  Over the past two years, McMoRan’s exploration team has undertaken an intensive process to evaluate its substantial acreage position from a technical standpoint.  This evaluation has resulted in a group of over 20 prospects being identified, including deep exploration targets for natural gas accumulations in the shallow waters of the Gulf of Mexico near existing production infrastructure.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, and development and production activities.  Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and mine closure costs. Such factors and others are more fully described in more detail in McMoRan’s 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Investors are urged to consider closely the disclosures in McMoRan’s Form 10-K.

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